Exhibit II

Nordic Investment Bank

Schedule of External Floating Indebtedness as of December 31, 2019

Currency	Amounts outstanding at December 31, 2019 in currency of borrowing	Amounts outstanding at December 31, 2019 in EUR
EUR	965,166,379.10	965,166,379.10

		965,166,379.10